Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

I, Katherine Breedis, understand that my employment with MeiraGTx, LLC (“Meira” or the “Company”) has been terminated, as mutually agreed, effective April 16, 2019 and that a severance package is being made available to me in exchange for signing this Separation and Release Agreement (“Release”).

1.    I understand that in exchange for signing this Release, the Company will provide me the following severance benefit to which I would not otherwise be entitled:

a.	Severance equal to twelve (12) weeks of salary which will be paid on the company’s normally scheduled payroll cycle

b.

If I timely elect to receive COBRA benefits, the Company shall pay the cost of my COBRA benefits for the months of May, June and July 2019; provided that if I become eligible for group coverage from another employer, I am required to contact Meira to notify and cancel COBRA coverage, effective the day I become eligible under the new group plan.

c.

Fully vested guaranteed incentive options (40,000 sign on options granted as of October 2, 2018) and fully vested awarded discretionary incentive options (10,000 options granted as of December 29, 2018).

2.    In exchange for the benefits described in paragraph 1 above, I release any and all legal claims of any kind against the Released Parties relating to my employment at the Company or that otherwise may have arisen during the same period of time as my employment at the Company, from the beginning of time up to the date of my signing of this Release. I also waive any claim to reinstatement or re-employment with the Company (as well as with its parent company and their past, present, and future subsidiaries or affiliates). The term “Released Parties” is used herein to include the Company and each of the Company’s respective parent companies, subsidiaries, divisions and affiliates, including, without limitation, MeiraGTx, LLC, MeiraGTx Limited, and Meira GTx Holdings plc, and each of their respective past, present and future subsidiaries, successors and affiliates, as well as the past, present and future directors, shareholders, members, managers, executives, representatives, officers, agents, attorneys and employees of, or any benefit plans sponsored by, such entities.

I understand that this Release is intended as a full waiver by me against the Released Parties of all claims directly or indirectly related to my employment at the Company or that otherwise may have arising during the same period of time as my employment at the Company of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law, including but not limited to claims under the Age Discrimination In Employment Act (“ADEA”); except those claims that the law does not permit me to waive by signing this Release and/or any claims arising out of Parties’ obligations under this Release are expressly excluded from this Release.

3.    In conformity with the ADEA, as amended by the Older Workers Benefit Protection Act (“OWBPA”), I acknowledge:

a.	that this Release is written in a manner calculated to be understood by me;

b.	that this Release represents my knowing and voluntary release of any and all claims that I might have including, but not limited to, any claims arising under the ADEA;

c.	that I have not been asked to release nor have I released any claim under the ADEA that may arise after the date of this Release;

d.	that the severance that I will receive in exchange for this Release is something of value to which I am not already entitled;

e.	that I am hereby being advised to consult with an attorney before signing this Release;

f.	that I have had at least forty-five (45) days to consider, sign, and return this Release to Sheila Taylor, Vice President, Human Resources at 450 East 29th Street, New York, NY 10016;

g.

that I have seven (7) days after signing this Release to revoke my acceptance. In order to be effective, the revocation must be in writing and delivered to Sheila Taylor, Vice President, Human Resources at 450 East 29th Street, New York, NY 10016 either by hand or mail within the 7 day period. If delivered by mail, the rescission must be:

(A)	postmarked within the 7-day period;

(B)	properly addressed to the waived or released party; and

(C)	sent by certified mail return receipt requested.

4.    I further agree that I shall return (and shall not retain in any form or format) all Company documents, data and other property in my possession or control. This includes, without limitation, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to the Company’s business that I have compiled, generated or received while working for the Company. After returning these documents, data and other property, I will permanently delete from any electronic media in my possession, custody or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which I have access (such as remote e-mail exchange servers, back-up servers, off-site storage, “cloud” accounts, etc.), all documents or electronically stored images of Company documents or data.

5.    I agree to fully cooperate in a smooth and honorable transition of my responsibilities and to ensure that the Company is aware of all matters being handled by me. I further agree that I will use my best efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation, dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative or other body or agency, including truthfully testifying in any proceeding to the extent such claims, investigations or proceedings relating to services performed or required to be performed by me, pertinent knowledge possessed by me or any act or omission by me. I further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Paragraph.

6.    I agree not to assist any other person(s) in the preparation, investigation, presentation or prosecution of any claims, charges, or complaints against the Company or its subsidiaries, unless required by a subpoena or court order, or as may be required by law. I agree to use my best efforts to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within seven (7) days of receipt, a copy of such subpoena or court order to the Company. However, I understand and acknowledge that nothing in this Release shall be construed to prohibit me from reporting alleged improper or unlawful conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization. As of the date hereof, I represent and warrant that I have no information that would require me to make any such report, nor have I made any such report, or caused or encouraged any other person to make such a report, as described above in this Section.

7.    By signing and returning this Release, I acknowledge that I remain bound by any non-competition agreement; confidentiality agreement, or employee invention and assignment agreement(s) that I executed prior to commencing employment with the Company, or during my employment with the Company. As of the date hereof, I represent and warrant that I have complied with the terms of each of the agreements described in this Section 7, and no breach or default has occurred thereunder as a result of my actions or activities.

8.    I and Meira mutually agree that we shall not at any time engage in any form of conduct, nor make any statements or representations, including on internet social media (e.g., Twitter, Facebook, LinkedIn, Instagram), that disparage or otherwise impair the reputation, goodwill or interests of me or any of the Release Parties. I and Meira mutually acknowledge and agree that if either party is found by a court of competent jurisdiction to have violated the non-disparagement provision of the paragraph above, such party is obligated to pay liquidated damages to the infringed party in the amount of $50,000, plus any legal fees incurred by the infringed party in successfully proving an entitlement to payment of liquidated damages under the paragraph above. In addition, I and the Company shall be entitled to obtain equitable relief, including injunctive relief, to enforce these provisions. I and Meira further agree that I and Meira will not voluntarily make statements, take action or give testimony adverse or detrimental to the interests of the Releasees. Should I ever be required to give testimony concerning any matter related to my employment with the Employer, I agree that I will use my best efforts to provide notice of such compulsory process to Sheila Taylor, or her successor or designee, at the address set forth above within seven (7) days of when I receive it so that the Company may take appropriate measures to quash or otherwise defend its interests.

9.    For a period of twelve (12) months following the date hereof, I agree that I will not, directly or indirectly, (A) advise or encourage any employee of the Company or its subsidiaries to terminate his/her relationship with the Company or its subsidiaries, or (B) solicit or attempt to solicit or participate in the solicitation of or employ or otherwise engage any employee of the Company or its subsidiaries or any person who was an employee of the Company or its subsidiaries within the twelve month period immediately preceding any proposed date of engagement, provided that this Section shall not prohibit soliciting or recruiting generally in the public media (without specifically targeting such employees).

10.    I understand and agree that the benefits described in paragraph 1 above will commence on the 20th business day after the Company has received a signed copy of the Release and the form attached as Appendix A, certifying that I have returned all Company property. Both forms should be sent to Sheila Taylor, Vice President, Human Resources at 450 East 29th Street, New York, NY 10016.

11.    I agree that, in the event of a dispute that involves this agreement or any aspects of my employment at Meira, the prevailing party shall have the right to collect from the other party its reasonable costs and necessary disbursements and attorneys’ fees incurred in enforcing this Release.

12.    I further agree that this Release contains all understandings and agreements between myself and the Company with regard to the subject matter hereof. Any change or addition to this Agreement must be in writing and signed by me and Meira.

13.    I further understand that the Company’s offer, as originally set forth, automatically expired at 5:00pm EST on the 45th calendar day after I received this agreement (the “Expiration Date”), meaning that the Expiration Date was May 31, 2019. In response to suggested changes from me provided at 3:00pm on May 30, 2019, the company is providing this revised Agreement which I may accept by signing and returning it to Sheila Taylor, Vice President, Human Resources 450 East 29th Street, New York NY 10016 on or prior to 5:00pm on June 3, 2019 (the “revised Expiration Date”).

14.    This Release may be executed in any number of counterparts and such counterparts may be obtained by facsimile or electronic mail transmission, each of which taken together shall constitute one and the same instrument.

I fully understand this Release; knowingly accept to its terms; and agree to be bound to what I have promised here in trade for this severance package.

/s/ Katherine Breedis	6/03/2019
Signature	Date
Received and Acknowledged
/s/ Rich Giroux	6/03/2019
Rich Giroux Chief Operating Officer	Date